EXHIBIT 4.1

AMENDMENT NO. 1 TO
SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (“Amendment”) is made as of the 21st day of June, 2011 by and among Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”) and the purchasers listed on the signature pages attached hereto (each a “Purchaser” and together the “Purchasers”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement (as defined below).

WHEREAS, the Company has sold an aggregate of 55,048 units (“Units”) comprised of (i) one share of Series C Convertible Preferred Stock, $.01 par value (the “Preferred Stock”) and (ii) a warrant to purchase ten shares of Common Stock, $.01 par value (the “Warrant”) to certain investors at a purchase price of $15.00 per Unit pursuant to the terms of that certain Securities Purchase Agreement dated on or about April 8, 2011 by and among the Company and the Purchasers named therein (the “Series C Securities Purchase Agreement”) for an aggregate purchase price of approximately $825,737 at Closings occurring on April 8, 2011 and April 11, 2011 (the “Prior Closings”).

WHEREAS, the Company desires to offer and sell additional Units, on substantially the same terms and conditions set forth in the Series C Securities Purchase Agreement as amended hereby, at one or more Closings to be held no later than June 30, 2011 at a per Unit purchase price equal to the greater of (a) (i) $12.50 for Purchasers who have made each of the deliveries required by Section 2.4(b) of the Series C Securities Purchase Agreement until an aggregate of $3 million has been deposited with the Escrow Agent and (ii) $20.00 for Purchasers who have made each of the deliveries required by Section 2.4(b) of the Series C Securities Purchase Agreement after an aggregate of $3 million has been deposited with the Escrow Agent and (b) (i) the closing bid price of the Common Stock as reported by the Trading Market on the Trading Day immediately preceding the Closing Date with respect to which the particular Units are being purchased, (ii) plus $0.13, (iii) multiplied by ten.

WHEREAS, as a result of the reduction in the Per Unit Purchase Price due to the amendment to the definition of Per Unit Purchase Price described herein, each Purchaser of Units in a Prior Closing is entitled to receive on the date hereof an additional number of Units calculated by dividing the aggregate purchase price paid by such Purchaser in the Prior Closings by the amended Per Unit Purchase Price set forth herein, minus the number of Units issued to such Purchaser in the Prior Closings (“Additional Units”).

WHEREAS, Section 5.4 of the Series C Securities Purchase Agreement provides that no provision of the Series C Securities Purchase Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Purchasers, provided such amendment, modification, termination or waiver applies equally and proportionately to all of the Purchasers.

WHEREAS, the Company and the undersigned Purchasers, which constitute the Majority Purchasers, desire to amend the Series C Securities Purchase Agreement to amend and restate the definition of Per Unit Purchase Price and to reflect the issuance of Additional Units to the Purchasers who participated in the Prior Closings as a result of the amendment to the definition of Per Unit Purchase Price.

NOW, THEREFORE, in consideration of the Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1.           Amendments to Preferred Stock Purchase Agreement.

1.1.           The definition of “Per Unit Purchase Price” in Section 1.1 of the Series C Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following language in lieu thereof:

“’Per Unit Purchase Price’ means an amount equal to the greater of (a) (i) $12.50 for Purchasers who have made each of the deliveries required by Section 2.4(b) until an aggregate of $3 million has been deposited with the Escrow Agent and (ii) $20.00 for Purchasers who have made each of the deliveries required by Section 2.4(b) after an aggregate of $3 million has been deposited with the Escrow Agent and (b) (i) the closing bid price of the Common Stock as reported by the Trading Market on the Trading Day immediately preceding the Closing Date with respect to which the particular Units are being purchased, (ii) plus $0.13, (iii) multiplied by ten.  However, in the case of clause (a)(ii), the Company’s board of directors may, but has no obligation to, determine to maintain the Per Unit Purchase Price at $12.50.”

2.           Issuance of Additional Units to Purchasers in Prior Closings.  On the date hereof, the Company shall issue to each Purchaser in a Prior Closing that number of Units reflecting that number of Additional Units set forth opposite such Purchaser’s name on Schedule A hereto.

3.           Definition of Original Issue Price.  The parties hereto acknowledge and agree that, with respect to the shares of Preferred Stock issued to the Purchasers at the Prior Closings, or as contemplated in Section 2 above, the Series C Original Issue Price, as defined in the Company’s Amended and Restated Certificate of Designations, as filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on April 7, 2011, shall mean $12.50.

4.           Full Force and Effect. Except as amended hereby, the Series C Securities Purchase Agreement shall remain in full force and effect in accordance with its original terms.

5.           Governing Law.  This Amendment is governed by the laws of the Commonwealth of Massachusetts.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Securities Purchase Agreement as of the date first written above.

PRESSURE BIOSCIENCES, INC.

By:	/s/ Richard T. Schumacher
Name:	Richard T. Schumacher
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Securities Purchase Agreement as of the date first written above.

By:

Purchaser:

Name of Signatory:

Title of Signatory:

Dated: